Exhibit 5.1

KRANITZ
   & PHILIPP
Attorneys at Law
1238 12th Avenue
Grafton, Wisconsin  53024
FAX (262) 375-0775
Telephone (262) 375-0625
Web Site www.kpseclaw.com
Richard A. Kranitz
Writer's Direct Dial (262) 375-0774
Facsimile                     (262) 375-0775
Writer’s E-mail:         kranrich@msn.com

November 6, 2007

AeroGrow International, Inc.
6075 Longbow Dr. Suite 200
Boulder, Colorado 80301

Re:	AeroGrow International, Inc. 2005 Equity Compensation Plan

Ladies and Gentlemen:

We have served as Special Counsel to AeroGrow International, Inc., a Nevada corporation (the “Company”), in connection with the registration of 1,505,000 shares of Common Stock of the Company (the “Shares”), which may be issued pursuant to awards under the AeroGrow International, Inc. 2005 Equity Compensation Plan (the “Plan”).  In connection with this opinion, we are familiar with the corporate proceedings taken by the Company in connection with the authorization of the Plan and the Shares, and have made such other examinations of law and fact as considered necessary in order to form a basis for the opinion hereafter expressed.

Based upon the foregoing, we are of the opinion that, assuming that: (1) the Shares to be sold and issued in the future will be duly issued and sold in accordance with the terms of the Plan; (2) the Company maintains an adequate number of authorized but unissued shares and/or treasury shares available for issuance to those persons who purchase Shares pursuant to the Plan; and (3) the consideration for the Shares issued pursuant to the Plan is actually received by the Company as provided in the Plan and exceeds the par value of such shares; then, the Shares issued or sold in accordance with the terms of the Plan will be duly and validly issued, fully paid and nonassessable.

Our members are admitted to the Bar of the State of Wisconsin but are not admitted to practice in the State of Nevada.  However, for the limited purposes of our opinion set forth above, we are generally familiar with the law of Business Associations, Securities and Commodities of Nevada, contained in Title 7 of the Nevada Revised Statutes (“NRS Title 7”) as presently in effect and have made such inquiries as I consider necessary to render this opinion with respect to a Nevada corporation.  Subject to the foregoing, this opinion letter is limited to the laws of NRS Title 7 and federal law as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Kranitz & Philipp
                                        KRANITZ & PHILIPP